Exhibit 99.2

MSC.Software Acquires Universal Analytics, Inc.

Acquisition broadens MSC's worldwide leadership position in growing simulation market

LOS ANGELES/COSTA MESA, June 24, 1999-(NYSE: MNS) MSC.Software Corporation (MSC), the world's leading developer of simulation software, today announced the acquisition of Universal Analytics, Inc. (UAI), a developer and distributor of analysis software and services for the engineering community. UAI's operations, which include specialized UAI/NASTRAN development technologies and engineering service capabilities, will be combined with MSC.Software. This powerful combination will deliver unique solutions and products to MSC's broadening customer markets.

"The acquisition of UAI is another confirmation of MSC's growth plan. This outstanding combination allows MSC.Software to accelerate the MSC.NASTRAN strategic development plan and strengthens our franchise in the CAE marketplace. This will provide real growth opportunities within our traditional business and beyond," said Frank Perna, Jr., Chairman and CEO of MSC.Software. "Combining the features of UAI/NASTRAN with MSC.Software products will provide our current and new customers with new technologies, new customization capabilities and new software utilities. MSC.Software's number one market position in simulating reality advances to a new level of focus and functionality."

"Joining the MSC.Software team gives UAI the opportunity to deliver specialized technologies to a broader customer base, which will serve to accelerate the growth of the combined companies," said Jeffrey Morgan, President of UAI.

UAI, a privately-held company based in Torrance, California, develops and distributes finite element analysis software and engineering services to major manufacturers worldwide. Since its inception in 1972, UAI has grown into a multinational company with a reputation for high quality professional services and software products. The acquisition is not expected to be dilutive to MSC's 1999 earnings, excluding in-process R&D write-off and other transaction-related costs.

MSC is the world's leading supplier of simulation software to major manufacturers worldwide. MSC develops, markets, and supports software tools that simulate the performance of a product design before manufacture. The ability to model and test software prototypes has cost effectively enabled manufacturers to design and build everything from sophisticated aircraft and automobiles to electronic products. For additional information visit www.mscsoftware.com.

Except for the historical information contained in this release, certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. In addition, this news release contains forward-looking statements regarding the impact of the acquisition of UAI on MSC's future operating results and earnings. These statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause such results to differ materially from those described in the forward-looking statements include delays in developing, completing, or shipping new or enhanced products, the ability to assimilate UAI's operations into MSC's operations, foreign currency translations, and other risks and uncertainties that are detailed in the Company's annual report on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission.

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CONTACT: Joanne Keates 323.259.4263 joanne.keates@macsch.com